REEL MAGIC PRODUCTIONS
(A Development Stage Company)
STATEMENT OF OPERATIONS  (REVISED)
December 31, 2006



INCOME
	Live Entertainment	$112,000



GENERAL AND ADMINISTRATION EXPENSES
	Advertising	17,500
	Vehicle and Equipment Expenses	6,300
	Bank Charge	173
	Licenses and Permits	1,500
	Depreciation	3,985
	Dues and Subscriptions	2,500
	Entertainment	3,864
	Legal and Accounting	12,600
	Miscellaneous	19,512
	Office Expenses	18,000
	Outside Services	78,600
	Postage	3,783
	Telephone	2,867

		TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	171,184

		NET LOSS FROM OPERATIONS	(59,184)